UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section14(a) of the Securities
Exchange Act of 1934
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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
A-Mark Precious Metals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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A-Mark Precious Metals, Inc.
2121 Rosecrans Avenue, Suite 6300
El Segundo, California 90245

October 6, 2017

To Our Stockholders:

You are cordially invited to attend the fiscal 2017 Annual Meeting of Stockholders of A-Mark Precious Metals, Inc. (the "Annual Meeting"), which will be held at Park Avenue Tower, located at 65 East 55th Street, 35th Floor, New York, NY 10022, on November 2, 2017, starting at 9:00 a.m. EDT.

The Notice of Annual Meeting and proxy statement covering the formal business to be conducted at the Annual Meeting follow this letter.

We hope that you will attend the Annual Meeting in person. Whether or not you plan to attend, to ensure that your shares are represented at the meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope or follow the instructions for internet voting in the attached proxy statement.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary
El Segundo, California
October 6, 2017

A-Mark Precious Metals, Inc.
2121 Rosecrans Avenue, Suite 6300
El Segundo, California 90245

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

The 2017 Annual Meeting of Stockholders of A-Mark Precious Metals, Inc. (the “Annual Meeting”) will be held at Park Avenue Tower, located at 65 East 55th Street, 35th Floor, New York, NY 10022, on November 2, 2017, starting at 9:00 a.m. EDT, for the following purposes:

•	to elect eight directors to serve for a term of one year (until the 2018 Annual Meeting of Stockholders) and until their respective successors have been duly elected and qualified;

•	to vote, on an advisory basis, to approve the fiscal year 2017 compensation of named executive officers of A-Mark Precious Metals, Inc. (the “Company”), as disclosed in this Proxy Statement;

•	to vote to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2018;

•
to vote to approve the Amended and Restated 2014 Stock Award and Incentive Plan, to increase the number of shares authorized for issuance under the Plan, extend the Plan's term to 2027, eliminate certain "recapture" provisions and reapprove certain material terms relating to performance-based awards; and

•	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on September 20, 2017, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement.
You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy card in the reply envelope provided, which requires no postage if mailed in the United States, or follow the instructions for internet voting in the attached proxy statement. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy card. By promptly returning your proxy card, you will greatly assist us in preparing for the Annual Meeting.

By order of the Board of Directors,

/s/ Carol Meltzer
CAROL MELTZER
Secretary
El Segundo, California
October 6, 2017

IMPORTANT:
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to Be Held on November 2, 2017:

* * * * * *
The Proxy Materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available free of charge at http://annualreport2017.amark.com/
* * * * * *
Information on our website, other than this Proxy Statement, is not part of this Proxy Statement.
* * * * * *

A-Mark Precious Metals, Inc.
PROXY STATEMENT FOR FISCAL YEAR
2017 ANNUAL MEETING OF STOCKHOLDERS
To be held on November 2, 2017

The Board of Directors of A-Mark Precious Metals, Inc. is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders to be held on November 2, 2017, at 9:00 a.m. EDT, and any adjournment or postponement of that meeting (the "Annual Meeting.")
The Annual Meeting will be held at the Park Avenue Tower, located at 65 East 55th Street, 35th Floor, New York, NY 10022, on November 2, 2017, starting at 9:00 a.m. EDT. The only voting securities of A-Mark Precious Metals, Inc. are shares of common stock, par value $0.01 per share, or Common Stock, of which there were 7,031,450 shares outstanding as of September 20, 2017, which we refer to as the "Record Date." The holders of a majority of the outstanding class of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.
In this Proxy Statement, we refer to A-Mark Precious Metals, Inc. as the “Company,” “A-Mark," “we” or “us” and the Board of Directors as the “Board.”
Commencing on or about October 9, 2017, this proxy statement and the enclosed form of proxy card are being mailed to stockholders of A-Mark in connection with the Board's solicitation of proxies for use at the Annual Meeting. A-Mark's Annual Report is included with this proxy statement. It contains A-Mark's audited consolidated financial statements for fiscal year 2017 and other information concerning the Company.
A-Mark's Annual Report, which includes its Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or the SEC, is also available in the “Investor Relations" section of our website at https://www.amark.com. You also may obtain a copy of the Company’s Annual Report including the Annual Report on Form 10-K, without charge, by contacting: General Counsel and Secretary, c/o A-Mark Precious Metals, Inc., 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.
QUESTIONS AND ANSWERS
Who can vote at the Annual Meeting?
Only stockholders that our records show owned shares of Common Stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, we had a total of 7,031,450 shares of Common Stock issued and outstanding, which were held of record by approximately 226 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.
-- Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet or by completing and returning our printed proxy card , to ensure your vote is counted.
-- Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on the Record Date, your shares were held not in your name but rather in an account at a brokerage firm, bank, dealer or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that institution. The institution holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the institution that holds your shares on how you would like your shares voted. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your brokerage firm, bank, dealer or other agent in advance.
How may I vote my shares at the Annual Meeting?
-- Stockholder of Record: Shares Registered in Your Name
As a registered holder of A-Mark shares, you may vote by mail, in person or over the internet, as described in these proxy materials, including the proxy card. You are not required to attend the Annual Meeting to vote your shares.

To vote by mail, simply complete, sign and date the proxy card and return it promptly. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
You may also vote by attending the Annual Meeting in person.
You may vote your shares over the internet by following these instructions:
Instructions for INTERNET VOTING:
Access www.voteproxy.com and follow the on-screen instructions.

•	Have your proxy card available when you access the web page.

•
Enter your control number as directed. (The control number is the eleven digit number located beneath the company name and account number on the upper-right side of the proxy material sent to you. If you received an email notification, the control number can be found in the body of the email.)

•	Once you have entered the control number, you may proceed to make your selections on the online ballot.

•	Once you complete the ballot, you should then click "Submit" to receive a confirmation page as acknowledgment of the successful completion of the voting process.

•	You may vote online until 11:59 PM EST the day before the meeting.
We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers. The giving of such an Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
-- Beneficial Owner: Shares Registered in the Name of a Broker or Bank
Holders of A-Mark shares in street name will receive a voting instruction form directly from your bank, broker or other intermediary containing instructions on how you can direct your record holder to vote your shares.
What are you being asked to vote on?
You are being asked to vote “FOR” the following:

Proposal No. 1:
To elect Joel Anderson, Jeffrey D. Benjamin, Ellis Landau, Beverley Lepine, William Montgomery, John U. Moorhead, Jess M. Ravich and Gregory N. Roberts as directors, to serve for a term of approximately one year, until the 2018 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified;

Proposal No. 2:	To vote, on an advisory basis, to approve the fiscal year 2017 compensation of the named executive officers of the Company;

Proposal No. 3:	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2018; and

Proposal No. 4:
To vote to approve the Amended and Restated 2014 Stock Award and Incentive Plan, to increase the number of shares authorized for issuance under the Plan by 525,000, extend the Plan's term to 2027, eliminate certain "recapture" provisions and reapprove certain material terms relating to performance-based awards.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.
What happens if I do not vote?
-- Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing and submitting your proxy card by mail or via the Internet, or vote in person at the Annual Meeting, your shares will not be voted.
-- Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a

“routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), proposals relating to executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, we believe that your broker or nominee would not be permitted to vote your shares on Proposals No. 1, No. 2, and No. 4 without your instructions, but would be permitted to vote your shares on Proposal No. 3.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without indicating voting selections, your shares will be voted as follows:

•	“For” the election of all eight nominees for director;

•	“For” approval, on an advisory basis, of the fiscal year 2017 compensation of the named executive officers of the Company;

•	“For” the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2018;

•
“For” approval of the Amended and Restated 2014 Stock Award and Incentive Plan to increase the number of shares authorized for issuance under the Plan by 525,000, extend the Plan's term to 2027, eliminate certain "recapture" provisions and reapprove certain material terms relating to performance-based awards.

If any other matter is properly presented at the Annual Meeting, your proxy (that is, one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Can I change my vote after submitting my proxy?
-- Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy by mail or over the Internet, with a later date.

•
You may send or deliver a written notice that you are revoking your proxy to our General Counsel and Secretary at A-Mark Precious Metals, Inc., 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or Internet proxy or ballot submitted at the annual meeting is the one that is counted.
-- Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your brokerage firm, bank, dealer or other agent, you should follow the instructions provided by them. In addition, if you obtain a legal proxy from your respective brokerage firm, bank, dealer or other agent, you may change your votes by voting in person at the Annual Meeting.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes; and with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•
For the election of directors, the eight nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. “Withhold” votes and broker non-votes will have no effect.

•
To be approved, Proposal No. 2, the advisory vote on the compensation of our NEOs, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes will have no effect.

•
To be approved, Proposal No. 3, ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2018, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes (which are not expected) will have no effect.

•
To be approved, Proposal No. 4, the approval of the Amended and Restated 2014 Stock Award and Incentive Plan, to increase the number of shares authorized for issuance under the Plan, extend the Plan's term to 2027, eliminate certain share "recapture" provisions and reapprove certain material terms relating to performance-based awards, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding 7,031,450 shares are present at the Annual Meeting in person or represented by proxy and entitled to vote.
Shares will be counted towards the quorum only if we have received a valid proxy or the shares are voted at the Annual Meeting. Shares that are recorded as abstentions or broker non-votes will be treated as present and therefore count towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place, but no other business may be transacted at the meeting.
How are proxies solicited and who is paying for this proxy solicitation?
The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, dealers or other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please ensure that all of your shares are properly voted.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the Company’s filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days following the day that final results are available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables provide information with respect to the beneficial ownership of our common stock (our only class of outstanding capital stock) at September 11, 2017 by:

•	each of our directors;

•	each NEO named in the summary compensation table;

•	all of our current directors and executive officers as a group; and

•	each of our stockholders who has reported beneficial ownership of more than 5% of the outstanding class of our common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables reported having sole voting power and sole investment or dispositive power with respect to the shares of common stock reflected in the table on the next page.
Beneficial Ownership of Principal Stockholders
The following table shows certain information for any person who reported being a “beneficial owner” of more than 5% of A-Mark’s common stock. Persons and groups that beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Company and with the Securities and Exchange Commission (the “SEC”) regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after September 11, 2017. Beneficial ownership information is presented as of September 11, 2017, except that where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting Power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Jeffrey D. Benjamin (2)	837,274	11.7%
William A. Richardson (3)	1,012,728	14.4%
Gregory N. Roberts (4)	982,190	13.6%

_________________________________

(1)	All percentages have been calculated based on 7,031,450 shares of A-Mark common stock outstanding at September 11, 2017.

(2)
Beneficial ownership of Jeffrey D. Benjamin is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of shares of A-Mark common stock at March 21, 2014 and additional information provided to the Company. At September 11, 2017, his beneficial ownership of A-Mark common stock totaled 837,274 shares, including 119,856 shares issuable to Mr. Benjamin upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. The reported beneficial ownership also includes 250,000 shares held in a family trust as to which Mr. Benjamin neither has nor shares voting or dispositive power, as to which shares he disclaims beneficial ownership. The address of Mr. Benjamin is 2121 Rosecrans,Suite 6300, El Segundo, California 90245.

(3)
Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014. His beneficial ownership of A-Mark common stock totaled 1,012,728 shares at March 21, 2014, including 778,938 shares owned directly by Silver Bow Ventures LLC (10.9% of the currently outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

(4)
Beneficial ownership of Gregory N. Roberts is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014 and additional information provided to the Company. At September 11, 2017, his beneficial ownership of A-Mark common stock totaled 982,190 shares, including 10,000 shares as to which Mr. Roberts has sole voting and dispositive power, 20,356 shares as to which Mr. Roberts shares voting and dispositive power with his wife and 778,938 shares owned directly by Silver Bow Ventures LLC (10.9% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson (the Silver Bow Ventures LLC shares also are included in Mr. Richardson's beneficial ownership reported above), and including shares issuable to Mr. Roberts upon exercise of 172,896 currently exercisable options to acquire A-Mark common stock (as to which Mr. Roberts has sole voting and sole dispositive power).  Such beneficial ownership excludes 216,667 stock options that are not currently exercisable and will not become exercisable within 60 days. The address of Mr. Roberts is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

Beneficial Ownership of Management
The following table shows the number of shares of common stock beneficially owned as of September 11, 2017, by each director then serving in office, nominee for director, and executive officer named in the Summary Compensation Table, and by our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, each named person had sole voting and sole investment power with respect to the shares shown as beneficially owned by that person.
Beneficial Ownership of Management

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Outstanding Common Stock (1)
Joel R. Anderson (2)	304,553		4.3%
Jeffrey D. Benjamin (3)	837,274		11.7%
Ellis Landau	179,025		2.5%
Beverley Lepine	2,000	(4)	*
William Montgomery	198,662	(5)	2.8%
John U. Moorhead	18,272		*
Jess M. Ravich	257,226		3.7%
Gregory N. Roberts (6)	982,190		13.6%
Thor G. Gjerdrum	49,976	(7)	*
Cary Dickson	—		*
David W.G. Madge	—		*
All current directors and executive officers as a group (12 persons)	2,867,561	(8)	38.8%

_________________________________
*	Less than 1%.

(1)	See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(2)
Information relating to the beneficial ownership of Joel R. Anderson is based on Amendment No. 1 to Schedule 13D filed with the SEC on March 17, 2017 by Joel R. Anderson, Charles C. Anderson and Harold M. Anderson, reporting their beneficial ownership of our outstanding common stock as of that date, and additional information provided to A-Mark by Joel R. Anderson. Based on such information, the Andersons report that they do not constitute a group with regard to the ownership of A-Mark common stock. Accordingly, Joel R. Anderson reported beneficial ownership of A-Mark common stock totaling 304,553 shares at September 11, 2017, which does not include shares beneficially owned by Charles C. Anderson (who reported beneficial ownership of 306,338 shares at March 17, 2017) or Harold M. Anderson (who reported beneficial ownership of no shares at March 17, 2017). The address of Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630.

(3)	See footnote (2) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(4)	Includes 2,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 177,745 shares held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.

(6)	See footnote (4) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(7)	Includes 41,391 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(8)	Includes 350,526 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

INFORMATION ABOUT OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton, LLP audited the Company's consolidated financial statements for the fiscal years ended June 30, 2017 and 2016, and has served as our independent registered public accounting firm since June 12, 2015.
Fees to Independent Registered Public Accounting Firm for Fiscal 2017 and 2016
The following table sets forth by fee category the aggregate fees for professional services rendered by Grant Thornton, LLP.

in thousands	Grant Thornton LLP
Years Ended June 30,	2017	2016
Fee Category:
Audit fees (1)	$591	$560
Audit-related fees (2)	50	—
Tax fees (3)	—	—
All other fees (4)	221	—
Total	$862	$560

_________________________________

(1)	Audit fees consisted of services rendered by the principal accountant for the audit and reviews of our annual and quarterly condensed consolidated financial statements.

(2)
Audit-related fees includes the aggregate fees for assurance and related services provided that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit fees.”

(3)
Tax fees consists of professional services rendered for tax compliance, tax planning, tax advice, and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

(4)	All other fees includes the aggregate fees for products and services provided that are not reported above under “Audit fees,” “Audit-related fees” or “Tax fees.”

Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.
When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval. All fees paid to our independent registered public accounting firm during the periods covered by this report and through the date hereof were in accordance with this pre-approval policy.

Audit Committee Report
The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C under the Securities Exchange Act or 1934 or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.
A-Mark’s Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2017 with management. A-Mark’s Audit Committee has discussed the matters required by Auditing Standard No. 16 (Communications with Audit Committees) and other authoritative guidance with its independent registered public accounting firm. The Audit Committee has also received the written disclosures and the letter from such firm required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 (Auditor Independence) of the Public Company Accounting Oversight Board (“PCAOB”), and has discussed with such firm its independence from A-Mark and its management, and has considered whether the provision of non-audit services by such firm is compatible with maintaining the auditor’s independence.
Based on the review and the discussions noted above, A-Mark’s Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as filed with the Securities and Exchange Commission.

Audit Committee of A-Mark Precious Metals, Inc.

Ellis Landau (Chairman) Beverley Lepine William Montgomery John U. Moorhead Jess M. Ravich

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Sales and Purchases Made to Affiliated Companies
During the years ended June 30, 2017 and 2016, the Company made sales and purchases to various companies, which have been deemed to be related parties.

in thousands
Years Ended June 30,	2017		2016
	Sales	Purchases	Sales	Purchases
Former Parent	$47,384	$47,979	$30,544	$42,264
Equity method investee	477,477	2,979	717,309	6,867
SilverTowne	27,834	4,648	4,697	26,789
	$552,695	$55,606	$752,550	$75,920
Balances with Affiliated Companies
As of June 30, 2017 and June 30, 2016, the Company had related party receivables and payables balances as set forth below:

in thousands
	June 30, 2017			June 30, 2016
	Receivables	Payables		Receivables		Payables
Former Parent	$—	$27		$1,775	(1)	$—
Equity method investee	—	558		2,396		—
SilverTowne	—	1,768	(2)	—		282
	$0	$2,353		$4,171		$282

_________________________________
1) Balance includes a secured line of credit balance of $1.4 million.
2) Balance includes: (a) a short-term earn-out liability of $0.2 million (included as a component of the accrued liabilities balance), (b) a notes payable of $0.5 million (shown as notes payable - related party), and (c) a contingent earn-out liability of $1.1 million (shown as other long-term liabilities).

Secured Loans Made to Affiliated Companies
On July 23, 2015, CFC entered into a loan agreement with Former Parent providing a secured line of credit, bearing interest at a competitive rate per annum. The loan is secured by numismatic and semi-numismatic products. As of June 30, 2017 and June 30, 2016, the aggregate carrying value of this loan was $0.0 million and $1.4 million, respectively, and is shown on the consolidated balance sheets as a component "secured loans receivable".
Interest Income Earned from Affiliated Companies
During the years ended June 30, 2017 and 2016, the Company earned interest income related to loans made to Former Parent and related to financing products sold to affiliated companies, as set forth below:

in thousands
Years Ended June 30,	2017	2016
Interest income from loan receivables	$171	$65
Interest income from finance products	2,787	2,302
	$2,958	$2,367

Relationships with Former Parent
Gregory N. Roberts, our CEO and a director, serves as CEO and a director of our Former Parent and, together with William A. Richardson and Silver Bow Ventures LLC (see footnotes (2) and (3) to the table below), is a principal stockholder of our Former Parent. Our other directors who served as directors of our Former Parent prior to the spinoff in March 2014 (this is all such other directors except Ms. Lepine) have retained ownership of stock in our Former Parent, in each case representing less than 10% of the outstanding class of the Former Parent's common stock except for Mr. Benjamin, whose post-spinoff ownership slightly exceeded 10%. Such ownership, if aggregated with that of Mr. Roberts and Mr. Richardson, represents control of the Former Parent.

Other Income Earned from Equity Method Investee
During the years ended June 30, 2017 and 2016, the Company recorded its proportional share of its equity method investee's net income as other income that total $94,000 and $701,000, respectively. As of June 30, 2017 and June 30, 2016, the carrying balance of the equity method investment was $7.5 million and $7.4 million, respectively.
Interest Expense Incurred to SilverTowne
During the years ended June 30, 2017 and 2016, the Company incurred interest expense of $3,000 and $0, respectively, related to its $0.5 million short-term note payable to SilverTowne, which is shown on the consolidated balance sheets as Note Payable - Related Party.
Income Tax Sharing Obligations
The amount receivable under the Company's income tax sharing obligation due from our Former Parent totaled $0.0 million, and $0.2 million as of June 30, 2017 and June 30, 2016 respectively, and is shown on the face of the consolidated balance sheets as Income taxes receivable from Former Parent .
Transaction with Directors, an Executive Officer and a Principal Stockholder - Financing for the Goldline LLC Acquisition
             Certain directors, an executive officer and a principal stockholder made loans to Goldline Acquisition Corp. (“GAC”), a wholly owned subsidiary of A-Mark, as part of the funding for our acquisition of Goldline LLC completed on August 28, 2017.   GAC raised a total of $7.5 million by means of a privately placed credit facility (the “GAC Credit Facility”), of which approximately 60.7% was loaned by the directors, executive officer and principal stockholder named below.
               The GAC Credit Facility is secured by a first priority lien on substantially all of the assets of GAC, and is guaranteed by A-Mark.  Interest on the GAC Credit Facility is payable quarterly at the rate of 8.5% per annum, and the lenders under the GAC Credit Facility will be entitled to an additional payment at maturity equal to the greater of 3% of the principal amount of the GAC Credit Facility and 10% of cumulative three-year EBITDA of GAC in excess of $10 million, on a pro rata basis.  The GAC Credit Facility will reach maturity on August 28, 2020, at which time the entire principal amount is payable.  The obligations of GAC and A-Mark under the GAC Credit Facility are subordinated to A-Mark’s obligations under its principal credit arrangement; among other of these subordination terms, the lenders under the GAC Credit Facility will be permitted to collect regularly scheduled payments of principal and interest, provided that no event of default is continuing under the principal credit arrangement and A-Mark is in pro forma compliance with its financial covenants under the principal credit arrangement.
The following table shows the directors, executive officer and principal stockholder that participated in the GAC Credit Facility transaction, and provides related information:

Name	Position/Relationship		Amount of Company Indebtedness Acquired (1)		Interest Accruing in Fiscal 2018

Gregory N. Roberts	Chief Executive Officer, Director and principal stockholder	(2)	$587,500	(2)	$41,865
William D. Richardson	Principal stockholder	(3)	$587,500	(3)	$41,865
Jeffrey D. Benjamin	Chairman of the Board and Director		$1,000,000		$71,260
Ellis Landau	Director		$375,000		$26,723
William Montgomery	Director		$1,500,000		$106,890
Jess Ravich	Director		$500,000	(4)	$35,630

_________________________________

(1)	The amount shown is expected to remain outstanding throughout the term of the GAC Credit Facility, with repayment due in 2020.
(2)
Silver Bow Ventures LLC (“Silver Bow”) is the Lender. Mr. Roberts holds 50% of the ownership interests in and controls Silver Bow. Accordingly, the amount of indebtedness shown, and the fiscal 2018 interest amounts potentially payable on such indebtedness shown, represent 50% of the aggregate amounts of indebtedness held by and potential interest payable to Silver Bow. See also footnotes 3 and 4 to the Table of “Beneficial Ownership of Principal Stockholders.”

(3)
Silver Bow Ventures LLC (“Silver Bow”) is the Lender. Mr. Richardson holds 50% of the ownership interests in and controls Silver Bow. Accordingly, the amount of indebtedness shown, and the fiscal 2018 interest amounts potentially payable on such indebtedness shown, represent 50% of the aggregate amounts of indebtedness held by and potential interest payable to Silver Bow. See also footnotes 3 and 4 to the Table of “Beneficial Ownership of Principal Stockholders.”

(4)	Libra Securities Holdings, LLC is the Lender. Mr. Ravich and a trust for his family members holds 100% of the ownership interests and controls Libra Securities Holdings, LLC.

Purchase of A-Mark Shares from Certain Substantial Stockholders
During the years ended June 30, 2017 and 2016, there were no purchases of A-Mark shares for Certain Substantial Stockholders.

Policy and Procedures Governing Related Party Transactions
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “Statement of Policy Regarding Transactions with Related Persons.” Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any proposed “related person transaction” (defined as any transaction or series of related transactions that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000) in which such related person has or will have a direct or indirect material interest, together with all material facts with respect thereto. The general counsel must promptly communicate such information to our Audit Committee (references in this paragraph to the Audit Committee include any other independent body of our Board of Directors, which may act instead of the Audit Committee). No related-person transaction will be entered into without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related-person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee in determining whether or not to approve or ratify a related-person transaction, and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.
Executive Compensation
The table below sets forth the compensation of the Company's named executive officers ("NEOs") for fiscal 2017 and 2016.

Summary Compensation Table - Fiscal 2017 and 2016

Name and Principal Position	Year	Salary (1) ($)	Bonus($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Gregory Roberts	2017	$520,000	$—	$—	$—	$459,924	$24,146	$1,004,070
Chief Executive Officer and Director	2016	$525,000	$—	$—	$1,941,283	$1,489,122	$27,639	$3,983,044

Thor Gjerdrum	2017	$450,000	$—	$—	$532,836	$311,063	$14,595	$1,308,494
President	2016	$424,000	$—	$—	$—	$373,001	$5,534	$802,535

Cary Dickson	2017	$250,000	$75,000	$—	$96,159	$—	$6,888	$428,047
Chief Financial Officer	2016	$250,000	$75,000	$—	$—	$—	$313	$325,313

David W. G. Madge	2017	$430,000	$100,000	$—	$96,159	$—	$27,873	$654,032
Chief Marketing Officer	2016	$430,000	$265,000	$—	$—	$—	$30,768	$725,768

_________________________________

(1)	Salary amounts represent salary paid for services performed in the fiscal year. Salary payments received may vary due to the timing of pay periods that start in one fiscal year and end in the next.

(2)
The value of the option awards shown in this column for fiscal 2017 is the amount of the grant-date fair value, computed in accordance with FASB ASC Topic 718. The valuation assumptions used for determining the fair value of stock options granted during fiscal 2017 is summarized in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017. The value of stock options granted to Messrs. Roberts and Gjerdrum in September 2017, in partial payment of their annual incentive awards for fiscal 2017 performance, is included as fiscal 2017 Non-equity Incentive Plan Compensation (column (g)).

(3)
Awards in this column for fiscal 2017 resulted from performance-based bonus opportunities granted to the CEO and President, which constituted non-equity incentive plan awards. The fiscal 2017 award paid to the CEO includes a portion, valued at $89,924, paid by issuance of a non-qualified stock option to purchase 17,647 shares of Company common stock. The fiscal 2017 award paid to the President includes a portion, valued at $41,063, paid by issuance of a non-qualified stock option to purchase 8,058 shares of Company common stock. These options were granted on September 8, 2017. Non-equity incentive plan compensation for these NEOs is described in greater detail below in “Narrative Discussion of Executive Compensation.”

(4)
Amounts in this column, for fiscal 2017, are as follows:
• Mr. Roberts received $9,000 as a car allowance, $4,761 as a 401(k) matching contribution and $10,385 as a cash payment in lieu of vacation time.
• Mr. Gjerdrum received $9,000 as a car allowance and $5,595 as a 401(k) matching contribution.
• Mr. Dickson received $6,888 as a 401(k) matching contribution.
• Mr. Madge received $7,200 as a 401(k) matching contribution and $20,673 as a cash payment in lieu of vacation time.

Narrative Discussion of Executive Compensation
In fiscal 2017 and 2016, Mr. Roberts, our CEO, was employed by A-Mark and all compensation was paid by A-Mark. During that time, Mr. Roberts also provided services to SGI as its Chief Executive Officer, President and a Director of SGI. In fiscal 2016, under the Secondment Agreement between A-Mark and SGI, SGI paid A-Mark for the services of Mr. Roberts, which amounts were in turn paid to Mr. Roberts (and therefore are reflected in his compensation for fiscal 2016). The Secondment Agreement expired at the end of fiscal 2016, and therefore in fiscal 2017 no amounts were paid by SGI to A-Mark as compensation for Mr. Roberts' services, and compensation paid by A-Mark to Mr. Roberts was solely for his services to A-Mark. Since March 2014, SGI has been a business entity separate from A-Mark, and SGI's financial results have had no effect on A-Mark apart from the Secondment Agreement. Messrs. Gjerdrum, Dickson and Madge were employed and compensated directly by A-Mark and its subsidiaries during fiscal 2017 and 2016 for their full-time service to A-Mark.

The Compensation Committee's approach to executive compensation has focused on providing total cash compensation at levels sufficient to attract and retain senior-level executives within our industry. Performance-based annual incentive awards, as part of the cash compensation opportunity, are a key element of the compensation of Mr. Roberts, our CEO, and Mr. Gjerdrum, our President. These are the NEOs who are most directly responsible for our business results. The Committee generally has not authorized grants of equity awards to NEOs as part of annual compensation, but, in connection with A-Mark entering into a new employment agreement with Mr. Roberts in February 2016 and with Mr. Gjerdrum in September 2017, granted stock options to those NEOs upon execution of the employment agreements (as further described below). The Committee also approved stock option grants to Mr. Dickson and Mr. Madge in fiscal 2017, as long-term equity compensation. In addition, for fiscal 2016 and 2017, the Committee determined to pay a portion of annual incentive awards through grants of equity awards (granted shortly after the end of the fiscal year), with the agreement of the affected executive officer. Equity awards granted by SGI before the March 2014 spin-off of A-Mark by SGI were, at that time, assumed and adjusted to become equity awards of A-Mark. The Committee may consider granting equity-based compensation in the future to serve as additional incentive that is aligned with the interests of stockholders and to promote retention of the executive and long-term service.
New Employment Agreements
We have chosen to formalize significant terms of employment of some of our NEOs by entering into employment agreements with them. This practice has helped us to attract and retain key executives and employees. In our financial services industry, there is a high degree of competition for talented executives and employees. Hiring often involves substantial negotiations regarding employment terms, which generally must be reflected in an employment agreement. Employment agreements offer us several advantages, particularly by fixing employment terms for specified time periods and thereby limiting renegotiations, and also by including provisions for the protection of our business.
During fiscal 2017, Mr. Roberts’ employment was governed by an employment agreement we entered into with him on February 19, 2016, providing for an employment term extending until June 30, 2020. During fiscal 2017, Mr. Gjerdrum’s employment was governed by an employment agreement we entered into with him on September 7, 2016, providing for an employment term extending until June 30, 2019. Mr. Dickson, our Chief Financial Officer, and Mr. Madge, our Chief Marketing Officer, is employed without an employment agreement.
Significant changes included in our CEO's new employment agreement are as follows:

•	The CEO is employed in that capacity from July 1, 2016 through June 30, 2020.

•
The CEO is permitted to continue to serve in executive capacities at SGI, for up to 20% of his working time. As noted above, the Secondment Agreement between A-Mark and SGI, under which the CEO’s services were provided to SGI in fiscal 2016 and 2015, ended on June 30, 2016.

•
A-Mark agreed to pay salary to the CEO in fiscal 2017, assuming he devotes 80% or more of his working time to A-Mark (but less than all of his working time due to service to SGI), at an annual rate of $520,000.

•
The CEO will have, in fiscal 2017 and the subsequent years of the employment term, an annual incentive opportunity to earn an amount equal to 100% of salary by achieving target performance, and with the opportunity to earn 80% of salary at threshold performance levels and up to 150% of salary for above-target performance levels.

•
The agreement provides for salary increases (with target annual incentive at 100% of salary) to $540,000 for fiscal 2018 and to $560,000 for fiscal 2019 and fiscal 2020. In addition, the CEO’s salary level will be adjusted upward by 25% at such time as he ceases to provide services to SGI and devotes 100% of his working time to A-Mark.

•
Performance goals for the annual incentive will be based 75% on achievement of annual goals tied to the level of pre-tax profits (as defined) and 25% based on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year. The annual incentive award will permit the A-Mark compensation committee to exercise discretion in determining the final payout in certain cases, but only if a “gate-keeper” performance goal is met so that the award potentially can qualify for tax deductibility under Internal Revenue Code Section 162(m).

•
Upon the CEO signing the new employment agreement in February 2016, we granted to him stock options covering 300,000 shares of A-Mark common stock. The options are non-qualified stock options with a maximum term of ten years. One-third of the stock options have an exercise price of $19.80 per share, the closing price on February 19, 2016. These options will vest 33.3% at the end of fiscal 2017 and for each completed fiscal year thereafter, subject to accelerated vesting in specified circumstances. Two-thirds of the stock options have premium prices, with options for 100,000 shares exercisable at $23.80 and options for 100,000 shares exercisable at $25.50. The premium-priced options vest 25% for each completed fiscal year of employment, beginning with fiscal 2017, subject to accelerated vesting in specified circumstances.

•
Benefits under the new agreement are similar to those under the former employment agreement, except that A-Mark will reimburse the CEO for the cost of term life insurance based on the cost of a five-year, $1 million policy. A provision in the former employment agreement providing for a severance payment upon death is eliminated in the new employment agreement.

•
Payments and benefits upon termination of employment are similar to those provided under the old agreement, except that severance payable upon a termination by A-Mark not for Cause or termination by the CEO for Good Reason will be governed by a new, initially lower payment formula. The new formula provides for a lump sum severance payment equal to the annualized level of salary paid from July 1, 2016 (that is, paid under the new agreement) plus the average annual incentive paid for fiscal years under the new agreement, but in any case not less than $1 million. Termination provisions of the new agreement are discussed in greater detail below.

Except as described in the bulleted points above, the new employment agreement carries over the substantive terms of the prior employment agreement.
On September 7, 2016, our Board appointed Thor Gjerdrum to the position of President. At that time, our Board also appointed David Madge, who had served as our President since 2011, to the position of Chief Marketing Officer. The Chief Marketing Officer position is not an executive officer.
In connection with the promotion of Mr. Gjerdrum, we entered into a new employment agreement with him, replacing his previous employment agreement that had expired on June 30, 2016. The new employment agreement, effective as of July 1, 2016, contains the following key terms:

•	The term of the agreement extends from July 1, 2016 through June 30, 2019, with the appointment to the office of President effective at September 7, 2016.

•	First year salary will be $450,000, with annual increases of $25,000 in each of the second and third years.

•
The President had in fiscal 2017 and will have in the remaining years of the term an annual incentive opportunity to earn an amount equal to 75% of salary by achieving target performance, with the Compensation Committee permitted to pay lesser amounts for achievement of specified threshold performance levels and greater amounts, up to 125% of the target amounts, for above-target performance levels.

•
Performance goals for the annual incentive are to be based 50% on achievement of annual goals tied to the level of pre-tax profits (as defined) and 50% based on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year. The annual incentive award permits the Compensation Committee to exercise discretion in determining the final payout in certain cases, but only if a “gate-keeper” performance goal is met so that the award potentially can qualify for tax deductibility under Internal Revenue Code Section 162(m).

•
Under the new agreement, upon signing, the President was granted stock options covering 100,000 shares of A-Mark common stock. The options are non-qualified stock options with a maximum term of ten years. One-third of the stock options will be exercisable at $17.67 per share (the closing price per-share on the grant date). Two-thirds of the stock options have a premium exercise price of $20.00 per share. The options will vest 33.3% for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances.

•	Benefits under the new agreement will be similar to those under Mr. Gjerdrum’s previous employment agreement.

•
Payments and benefits upon termination of employment are similar to those provided under the previous employment agreement. Severance payable upon a termination by A-Mark not for Cause or termination by the President for Good Reason will be one year of salary continuation. Termination provisions of the new agreement are discussed in greater detail below.

Fiscal 2017 Annual Incentive Awards
As stated above, for fiscal 2017 our CEO and President had the opportunity to earn a performance bonus based on achievement of a pre-specified level of pre-tax profit of A-Mark and other performance goals. Such performance bonuses are intended to provide performance-based cash compensation that rewards those NEOs for their contribution to our financial performance. We view pre-tax profit as a key financial metric for purposes of our business planning, and one that does not distort the incentives to management or promote undue risk and that substantially reflects the quality of the execution of our business plan by our management team.

As discussed above, for fiscal 2017 the performance goals for the annual incentive were based, for the CEO, 75% on the level of pre-tax profits and 25% on achievement of other goals and, for the President, 50% on the level of pre-tax profits and 50% on the achievement of other goals. The target payout level for the CEO was 100% of base salary and for the President was 75% of base salary. The annual incentive could be earned in a range tied to the level of performance, ranging from 80% to 150% of the target payout in the case of the CEO and from 75% to 125% of the target payout in the case of the President.
For purposes of the annual incentive awards, “pre-tax profits” was defined as A-Mark’s net income, as determined under Generally Accepted Accounting Principles or GAAP, for the fiscal year, adjusted to eliminate the positive or negative effects of income taxes (in accordance with GAAP), but with no adjustment relating to foreign currency exchange.

Other terms of the annual incentives were as follows:

•	The target level of A-Mark pre-tax profits for the CEO was approximately $12.748 million, and for the President was approximately $12.637 million.

The other fiscal 2017 goals for the CEO were:

•
Increasing, year-over-year, the contribution to A-Mark revenues from our joint ventures and acquisitions completed in fiscal 2016 and 2017, and adding in fiscal 2017 at least three material counterparties to our customer base as a result of such joint ventures and acquisitions (weighted 15%);

•	Reducing our selling, general and administrative expenses as compared to fiscal 2016 (weighted 5%); and

•	Achieving a positive operating income for our logistics business unit (weighted 5%).

The other fiscal 2017 goals for the President were:

•	Successful completion of an acquisition (weighted 15%);

•	Reducing our selling, general and administrative expenses as compared to fiscal 2016 (weighted 10%);

•	Securing substantial alternative financing for our financing subsidiary (weighted 15%); and

•	Successfully launch new accounting software (weighted 10%)

Any payout of the annual incentives based on achievement of the other goals remained subject to the requirement that A-Mark earn a positive level of pre-tax profits for fiscal 2017.
For fiscal 2017, the annual incentive amounts earned by our CEO and President under the applicable pre-set performance formulas were as follows:

Named Executive Officer	Earned Annual Incentive Fiscal 2017
Gregory N. Roberts	$459,924
Thor Gjerdrum	$311,063
A-Mark earned fiscal 2017 GAAP net income before provision for income taxes of $10.785 million. This amount exceeded the threshold level of pre-tax profits specified for the CEO and President to earn a below-target payout for the pre-tax profits portion of their annual incentive awards, but fell short of the target level. For the portion of the annual incentive based on achievement of other goals unrelated to pre-tax profits, each executive reached or exceeded the performance objective for all but one of their respective goals. The resulting payouts represented, for the CEO and President, 88.4% and 92.2% respectively of their target annual incentive awards.
In the case of the fiscal 2017 annual incentives for the CEO and the President, the Compensation Committee, with the concurrence of each executive, determined to pay a portion of the award by means of a grant of an equity award, in the form of non-qualified stock options. The CEO was granted 17,647 stock options valued at $89,924 and the President was granted 8,058 stock options valued at $41,063. For this purpose, the stock options were valued at an amount based on their fair value, determined using the Black-Scholes valuation methodology and assumptions consistent with our valuation of options for financial reporting purposes. The stock options have an exercise price of $17.86 per share, the closing price of A-Mark common stock on the grant date. The stock options are fully vested, meaning that no future service is required as a condition of the grant, and have a stated term of ten years subject to earlier termination in specified cases. The balance of the CEO's and President’s annual incentive awards were paid in cash (less tax withholdings).

As in past years, the Committee awarded discretionary bonuses to certain officers, including Mr. Dickson and Mr. Madge, for fiscal 2017 performance. In determining to award these discretionary bonuses, the Committee considered the satisfactory overall performance of Mr. Dickson and Mr. Madge and the contribution of each to our success in fiscal 2017. The bonus amounts awarded (as set forth in the Summary Compensation Table above) were viewed by the Committee as appropriate and aligned with our operating results.
Additional Information on Termination and Other Employment Terms
The employment agreements of our CEO and COO in effect in fiscal 2017 provide for certain payments and benefits in the event of termination of the executive due to death, total disability, by the employer not for cause or by the executive for “Good Reason.” In addition, the terms of an executive’s equity awards may be affected by a termination of employment.
Under those employment agreements, severance payments to the executive are payable if, during the term of the employment agreement, the executive’s employment is terminated by us without cause or is terminated by the executive for “Good Reason.” Severance for such a termination in fiscal 2017 would have been payable as follows:

•
For Mr. Roberts, a lump-sum amount equal to the annualized level of salary paid from July 1, 2016 plus the average annual incentive paid for fiscal years 2017 and later, but in any case not less than $1 million.

•	For Mr. Gjerdrum, continued payments of base salary for one year at the rates specified in the employment agreement.

In addition, the CEO or President would have been entitled to the following:

•
Payment of compensation accrued as of the date of termination, consisting of salary, performance bonus earned in any fiscal year completed before termination but not yet paid, unreimbursed business expenses reimbursable under the employer’s expense policies and payment in lieu of accrued but unused vacation.

•
Payment of the pro rata portion of the performance bonus for the fiscal year of termination (based on the portion of the fiscal year worked), payable if and when such bonus would have been paid if employment had continued.

           Good Reason would have arisen if the employer materially decreased or failed to pay the executive’s base salary or performance bonus, or materially changed the executive’s job description or duties in a way adverse to the executive, or relocated the executive’s job site by more than a specified distance without his consent, and in each case the employer failed to cure the circumstances after notice from the executive. Other material breaches of the employment agreement may constitute “Good Reason” in some instances.
In the event of termination of the CEO's or President's employment during fiscal 2017 in other circumstances, the termination payments and benefits would have been as follows:

•	For all terminations, the compensation accrued as of the date of termination (as summarized above) would have been paid.

•	In the event of termination due to death or total disability, each executive would have received the pro rata performance bonus for the fiscal year of termination.

•	The CEO and/or his dependents would receive continued health benefits paid by the employer for six months.

Under the employment agreements and equity award agreements, the executive’s rights are not enhanced based upon a change in control of A-Mark. The agreements provide, however, that certain payments under the agreements will be reduced if, following a change in control, the executive would be subject to the “golden parachute” excise tax and the reduction in payments would result in the executive realizing a greater after-tax amount.
The employment agreements provide that the executives will be entitled to receive medical insurance, group health, disability insurance and other benefits made generally available to executives. The employment agreements also provide for indemnification to the executives for liabilities arising out of the executive’s employment. The CEO’s employment agreement also provides a motor vehicle allowance of $750 per month. The employment agreements obligate the executives not to solicit employees to terminate employment with us or to become employees of another entity for one year following a termination for cause.
In September, 2016, the Compensation Committee and the Board of Directors adopted a recoupment policy (sometimes referred to as a "clawback" policy). This policy requires that an incentive award paid out based on A-Mark's performance will be subject to forfeiture if there occurs a restatement of A-Mark's financial statements and the restated financial information would have resulted in a reduced payout (if the award were paid out within the preceding 36 months). This policy applies even if the executive did not engage in misconduct leading to the restatement. The forfeited amount would be the amount by which the original payment exceeded the payment that would have resulted from the corrected financial information.

Outstanding Equity Awards At Fiscal Year-End — Fiscal 2017

Outstanding Equity Awards At Fiscal Year-End - Fiscal 2017
	Options Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory N. Roberts	23,972	—		14.61	2023-02-15	—	—
	23,972	—		12.52	2023-02-15	—	—
	23,972	—		10.43	2023-02-15	—	—
	25,000	75,000	(2)	23.80	2026-02-19	—	—
	25,000	75,000	(2)	25.50	2026-02-19	—	—
	33,333	66,667	(3)	19.80	2026-02-19	—	—
Cary Dickson	—	15,000	(4)	19.10	2027-01-26	—	—
Thor Gjerdrum	11,111	22,222	(5)	17.67	2026-09-07	—	—
	22,222	44,445	(5)	20.00	2026-09-07
David W.G. Madge	—	15,000	(4)	19.10	2027-01-26	—	—

_________________________________
(1)	All options in this column were fully vested and exercisable at June 30, 2017.

(2)	These as-yet unexercisable options, granted February 19, 2016, vest and become exercisable as to one-third of the underlying shares on June 30 of 2017, 2018 and 2019.

(3)	These as-yet unexercisable options, granted February 19, 2016, vest and become exercisable as to one-half of the underlying shares on June 30 of 2018 and 2019.

(4)	These options, granted January 26, 2017, vest and become exercisable as to one-third of the underlying shares on January 26 of 2018, 2019 and 2020.

(5)	These as-yet unexercisable options, granted September 7, 2016, vest and become exercisable as to one-half of the underlying shares on June 30 of 2018 and 2019.
Directors' Compensation
The board of directors has adopted a policy providing for cash-based compensation of non-employee directors. Director compensation generally is reviewed by the board of directors annually and from time to time to ensure that compensation levels are fair and appropriate. Since the spin-off in March 2014, equity awards have not been granted to directors except for a grant to a new director shortly following her joining the board of directors. In the future, the board of directors may consider granting equity awards as an element of annual non-employee director compensation. All directors are entitled to reimbursement by the Company for reasonable travel to and from meetings of the board of directors, and reasonable food and lodging expenses incurred in connection therewith and other reasonable expenses.
Under the current Director Compensation Policy (which was also in effect throughout fiscal 2017), annual compensation of each non-employee director (not including compensation for special assignments) is as follows:

(1)	Cash retainer -- $60,000 per year;

(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000;

(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000; and

(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000.
No meeting fees are paid under the current Director Compensation Policy. Service as a member of a committee other than the Audit Committee or Compensation Committee does not result in additional compensation. Directors who are employees of the Company are not paid additional compensation for service as a director.

The Director Compensation Policy assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, will be deemed to begin on the date of our annual meeting of stockholders.
Jeffrey D. Benjamin, the Chairman of the Board, receives no additional cash compensation for service in that capacity under this Policy (he does receive the regular annual retainer for service as a non-employee director, however).
In addition to regular annual compensation, the Board may approve special compensation to a non-employee director for non-recurring Board work. In fiscal 2017, the Board formed a Special Committee to consider and approve the fairness of the terms of a financing transaction in which members of the Board or their affiliates potentially would participate as lenders to a subsidiary of the Company. The Board appointed Beverley Lepine and John Moorhead, directors who would not participate in the financing and therefore were disinterested, as the members of the Special Committee. The Board approved payments of $25,000 to each member of the Special Committee, which was paid in fiscal 2017 (reflected as "Fees Earned or Paid in Cash" in the table below).
The following table sets forth information regarding compensation earned by non-employee directors of the Company during fiscal 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jeffrey D. Benjamin	$60,000	$—	$—	$—	$60,000
Joel Anderson	$60,000	$—	$—	$—	$60,000
Ellis Landau	$75,000	$—	$—	$—	$75,000
Beverley Lepine	$90,000	$—	$—	$—	$90,000
William Montgomery	$65,000	$—	$—	$—	$65,000
John Moorhead	$100,000	$—	$—	$—	$100,000
Jess M. Ravich	$75,000	$—	$—	$—	$75,000

_________________________________
(1)
At June 30, 2017, Ms. Lepine and Mr. Benjamin held stock options to purchase A-Mark shares. Ms. Lepine held an option to purchase 3,000 shares, exercisable at $10.08 per share, which was vested and exercisable as to 2,000 shares and unvested and unexercisable as to 1,000 shares. This option was granted to Ms. Lepine in 2015, upon her joining the Board. Mr. Benjamin held an option to purchase 119,856 shares at $8.35 per share, which was vested and exercisable as to 95,884 shares and unvested and unexercisable as to 23,972 shares. This option was granted at the time of the spin-off in fiscal 2014, as a replacement and adjustment of an option to purchase 500,000 SGI shares.

Equity Compensation Plan Information
The following table provides information as of June 30, 2017, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	741,327	$17.89	103,800	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	741,327	$17.89	103,800

_________________________________
(1)
These shares are available for future issuance under A-Mark's 2014 Stock Award and Incentive Plan ("2014 Plan"). All 2014 Plan shares are available for awards of stock options, stock appreciation rights, restricted stock units, restricted stock and other "full-value" awards.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of their ownership of, and transactions in, the Company's common stock or other Company equity securities. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and representations of directors and executive officers, during the fiscal year ended June 30, 2017, all of such persons were in compliance with the applicable Section 16(a) reporting requirements, except Form 4s for two executive officers (Mr. Dickson and Ms. Meltzer) were inadvertently filed late to report a stock option grant to each of them.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board of Directors of the Company has fixed the number of directors at eight. The Company's directors are elected at the Annual Meeting of stockholders.
The Nominating Committee nominated and the Board of Directors ratified the nomination of the eight nominees set forth below. All of the nominees are currently serving on the Company’s Board of Directors, and all have consented to being named in this proxy statement and to serve if elected.
Unless authority to vote for the election of directors is withheld, the proxy will be voted FOR the election of the nominees named below.
Joel R. Anderson
Jeffrey D. Benjamin
Ellis Landau
Beverley Lepine
William Montgomery
John U. Moorhead
Jess M. Ravich
Gregory N. Roberts

A-Mark’s restated certificate of incorporation provides that directors may be removed only for cause and that any such removal must be approved by the affirmative vote of at least a majority of the outstanding shares of A-Mark capital stock entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.
Information Concerning Directors
You will find below background information, specific credentials, experience and other qualifications with respect to the nominees for election, each of whom has been nominated by the Board of Directors to serve until the next annual meeting of stockholders, in 2018, and until their respective successors are duly elected and qualified. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding their holdings of A-Mark’s common stock. No other nominations were submitted.
Joel R. Anderson, age 74, has served as a Director since March 2014. Mr. Anderson retired as the Chairman and Director of Anderson Media Corporation, the country’s largest distributor and merchandiser of pre-recorded music and a major distributor of books, and Anderson Press, a major publisher of children's books and associated products. Mr. Anderson continues to serve in various capacities for a number of affiliated companies. Mr. Anderson is a principal of Stack's LLC, SGI’s joint venture partner in Stack’s Bowers Galleries, a rare coin and currency auction house. Mr. Anderson served as a director of SGI from 2012 through March 2014. Mr. Anderson has been a member of the Board of Trustees of the American Numismatic Society since 2006 and serves on its nominating and governance committee. He is also a lifetime member of the American Numismatic Association. Mr. Anderson studied at the University of North Alabama.
Mr. Anderson’s extensive business experience, combined with his personal interest and expertise in numismatics, provide the Board with insight and guidance in matters of business planning and growth strategy.
    Jeffrey D. Benjamin, age 56, has served as Chairman of the Board and a Director since March 2014. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, Mr. Benjamin served as a senior advisor to Apollo Management, where he was responsible for a variety of investments in private equity, high yield and distressed securities. Mr. Benjamin served as non-Executive Chairman of the Board of SGI from 2012 until March 2014 and as a director of SGI from 2009 until March 2014. He is also a member of the boards of directors of American Airlines Group, Inc., Caesars Entertainment Corporation and Chemtura Corporation. Mr. Benjamin is a trustee of the American Numismatic Society and has had a long-standing personal interest in coin collecting. Mr. Benjamin holds an MBA from the Sloan School of Management at M.I.T. and a BA from Tufts University.
With his financial and business background and service as a public company director, including service with SGI when A-Mark was a subsidiary, and his personal involvement in numismatics, Mr. Benjamin contributes to the Board in matters of corporate finance, governance, business development and industry strategy.
Ellis Landau, age 73, has served as a Director since March 2014, and serves as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Landau serves as a member of the Board of Managers of Accuity Delivery Systems, LLC, a rapidly growing early stage medical service company. He is a member of its executive committee and serves as chairman of its audit committee. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau served as a director of SGI from 2012 until March 2014. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company, where he served as chairman of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau received his Bachelor of Arts in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.
Mr. Landau brings to the Board substantial finance, accounting and corporate governance experience, including the experience and ability to serve as the Chairman of the Audit Committee.
Beverley Lepine, age 65, has served a Director since February 2015, and serves as a member of the Audit Committee. Ms. Lepine retired as Chief Operating Officer from the Royal Canadian Mint, a Canadian Federal Crown Corporation, after 27 years in various positions, including Chief Financial Officer and Vice President of Manufacturing. Prior to joining the Royal Canadian Mint, Ms. Lepine worked from 1980 until1987 for the Treasury Board Secretariat of the Government of Canada and Via Rail Canada. Upon graduating with a Bachelor's degree in Business Administration from Bishop's University in 1974, Ms. Lepine worked for Clarkson Gordon from 1974 until1980 where she obtained her Chartered Professional Accountant ("CPA") designation in 1978. She obtained her Institute of Corporate Directors Certificate (ICD.D) in 2011. Ms. Lepine was Chair of the Board of Bruyere Continuing Care, a chronic continuing care hospital in Ottawa from 2008-2010 and is currently Treasurer and member of the Board of the Pallium Foundation.
Ms. Lepine's extensive knowledge of the worldwide minting and coinage industries provide the Board with insight and guidance in matters of business planning and growth strategy. She also brings a strong background in finance and accounting to bear as a member of the Audit Committee and as a director.
William Montgomery, age 57, has served as a Director since March 2014. Mr. Montgomery is a private investor with a focus on equities and real estate. He was Executive Vice President in charge of principal investments for Libra Securities from 1999-2000. Previously, he was a Managing Director at Salomon Brothers Inc., where he was a member of the fixed income arbitrage group with responsibility for proprietary investments in high yield securities, a distressed debt trader and a member of the investment banking group. Mr. Montgomery served as a director of SGI from 2012 until March 2014. He is a graduate of the University of Virginia and the Columbia University School of Law.
Mr. Montgomery brings to the Board expertise in investments, finance and capital markets, which the Company believes is particularly important as it seeks to grow its market presence.
John (“Jay”) U. Moorhead, age 65, has served as a Director since March 2014, and serves as Chairman of our Compensation Committee. He has been a managing director of Global Power Partners, an investment banking firm, since August 2015. Prior to that, he was a Managing Director at Ewing Bemiss & Co. from 2009 through July 2015, and served in the same capacity at Westwood Capital from 2005 until 2009 and at MillRock Partners from 2003 until 2005. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin. Mr. Moorhead served as a director of SGI from 2012 until March 2014. Mr. Moorhead received his B.A. degree from the University of Vermont, and attended the Program for Management Development at Harvard Business School.
Mr. Moorhead brings to the Board expertise in corporate finance and valuable perspectives on public company growth and global competition. Mr. Moorhead also has experience in the area of executive compensation, which gives him the experience and ability to serve as Chairman of our Compensation Committee.
Jess M. Ravich, age 60, has served as a Director since March 2014. Mr. Ravich is group managing director and head of alternative products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as chief executive officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an executive vice president of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm, and a senior vice president at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group. Mr. Ravich served as a director of SGI from 2009 until March 2014. He also serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE), and as Executive Chairman and Chairman of the Board of ALJ Regional Holdings, Inc. (NASDAQ: ALJJ).
Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania and Harvard Law School, where he was an editor of the Harvard Law Review.

With his extensive background in investment banking and the financial markets, Mr. Ravich provides Board leadership in matters of strategic development and business initiatives, including potential growth through acquisitions.
Gregory N. Roberts, age 55, has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has served as President and Chief Executive Officer of SGI since March 2008. Mr. Roberts previously served as the President of SGI’s North American coin division, which included A-Mark. He is also a lifetime member of the American Numismatic Association. Through his day-to-day involvement in all aspects of the Company’s operations, Mr. Roberts provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board. Mr. Roberts is a director of SGI (serving as such since 2000). Mr. Roberts also serves as Chief Executive Officer of SGI.
Mr. Roberts brings to the Board expertise in numismatics and trading, extensive knowledge of the precious metals industry and, in his role as Chief Executive Officer, in-depth knowledge of the Company and its business.
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT
The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s executive officers and management oversee the day-to-day operations of A-Mark. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors. Our directors also discuss business and other matters with the Chief Executive Officer and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).
The Board of Directors considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining its ability to separate the roles of Chairman and Chief Executive Officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the Chief Executive Officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.
Mr. Benjamin has served as Chairman of the Board since March 2014. The Chairman of the Board has the authority to call special meetings of the Board, sets the agenda for Board meetings, acts as a Board liaison with the Chief Executive Officer, chairs meetings of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The Board believes that Mr. Benjamin’s work experience, education and leadership ability make him the best choice currently to serve as our Chairman of the Board.
In fiscal 2017, the Board of Directors met eight times. Each director attended at least 75% of the meetings of the A-Mark Board of Directors and Board committees, if any, of which he was a member during the period of the director's service in fiscal 2017.
Under the Company’s policy, each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevents his attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. At our Annual Meeting held in January 2017, all of our directors were in attendance.
The Company’s Board of Directors has determined that all nominees for the Board of Directors other than Greg Roberts qualify as “independent” as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards.
Committees of the Board
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
The duties and responsibilities of the Audit Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non- audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The members of the Audit Committee are Messrs. Landau (Chairman), Montgomery, Moorhead and Ravich, and Ms. Lepine. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and meets the criteria for independence under Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934 and otherwise satisfies the conditions of The NASDAQ Stock Market rules for audit committee membership, including the financial literacy requirements. In addition, Mr. Landau qualifies as an "audit committee financial expert," in compliance with the rules and regulations of the SEC and The NASDAQ Stock Market.
Compensation Committee
The duties and responsibilities of the Compensation Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to determine, or recommend for determination by our Board of Directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•
to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans; and

•	to appoint, compensate and oversee any compensation consultant, legal counsel or other advisor retained by the Compensation Committee in its sole discretion.
The members of the Compensation Committee are Messrs. Moorhead (Chairman), Landau and Ravich. Each of the members of the Compensation Committee is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and otherwise satisfies the conditions of The NASDAQ Stock Market rules for compensation committee membership.
Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by the Compensation Committee to advise and assist it with respect to executive compensation matters.  The Committee has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall.  Steven Hall’s services to A-Mark are generally limited to advising on executive and director compensation, the implementation of our compensation programs, governance policies and disclosure matters that relate to compensation or are affected by compensation arrangements.  The Committee has determined that Steven Hall has no conflict of interest and is independent in its role as compensation consultant to the Committee.
The Committee often requests our CEO, General Counsel and other senior executives to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the Committee or the Board of Directors, and to provide information to the Committee and the Board regarding compensation issues.  These executives provide insight, suggestions and recommendations, as requested by the Committee, regarding executive compensation matters. The Committee also meets with our CEO to discuss his compensation package and his recommendations for other executives.  In this regard, the Committee from time-to-time authorizes the CEO to negotiate on compensation matters and, for non-executive officers, to make determinations regarding compensation.  Members of our management team work with Steven Hall to provide it information and develop proposals relating to the structure of executive compensation, to ensure the accuracy of information provided to the Committee and in implementing our compensation programs.  Ultimately, the terms of compensation of our CEO and other executive officers are subject to the approval of the Compensation Committee.

Nominating and Corporate Governance Committee
The duties and responsibilities of the Nominating and Corporate Governance Committee set forth in its written charter, available on our website, www.amark.com, and include the following:

•
to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and

•	to recommend members for each committee of the board of directors.
The members of the Nominating and Governance Committee are Messrs. Ravich (Chairman), Montgomery and Moorhead and Ms. Lepine. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines.
Corporate Governance Guidelines
Our Board of Directors has adopted our Corporate Governance Guidelines that sets forth our policies and procedures relating to corporate governance effective as of the distribution. Our Corporate Governance Guidelines is available on our website, www.amark.com.
The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members. The Committee believes that members of the Company’s Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. These qualities, which are only threshold criteria and are subject to limited exceptions, include integrity, absence of conflict of interest which would impair the ability to serve, fair and equal representation, achievement, oversight, business understanding and available time.
The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.
The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director; determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and consider the extent to which the membership of the candidate on the Board will promote diversity among the directors (for this purpose, diversity includes diversity of background, experience, business skills, business relationships and other attributes). In its discretion, the Committee may solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board. The Committee maintains appropriate records regarding its process of identifying and evaluating candidates for election to the Board.
It is the policy of the Company that the Nominating and Corporate Governance Committee of the Board consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates. In considering any recommendation for the nomination of directors, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company. Only those recommendations whose submission complies with the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered by the Committee.
Oversight of Risk Management
Our Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. It believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.  Our Board encourages and management promotes a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works, with the input from our executive team, to assess on an on-going basis and analyze the most likely areas of future risk for us.
Code of Ethics
Our board of directors has adopted a Code of Ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our code of ethics is available on our website, www.amark.com.
Stockholder Communications to the Board
The Company’s security holders may send communications to the Board of Directors. All communications should be delivered either in writing addressed c/o Legal Department at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245 or by e-mail to directors@amark.com. All communications must be accompanied by the following information: a statement of the type and amount of the securities of the Company that the person holds; and any special interest, meaning an interest not in the capacity as a stockholder of the company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.
Concerns about accounting, internal accounting controls or auditing matters should be reported pursuant to the procedures outlined on our website at www.amark.com/governancepolicies, under “Policy on Reporting Questionable Accounting or Auditing Matters."
Executive Officers
A-Mark’s executive officers are as follows:

Name	Age	Position(s)
Gregory N. Roberts	55	Chief Executive Officer and Director
Thor G. Gjerdrum	50	President
Cary Dickson	60	Executive Vice President and Chief Financial Officer
Carol Meltzer	59	Executive Vice President, General Counsel and Secretary
See “Information Concerning Directors”, above, for information relating to Mr. Roberts.
Thor G. Gjerdrum was appointed as President on September 7, 2016. Mr. Gjerdrum served as A-Mark’s Executive Vice President and Chief Operating Officer since July 1, 2013 and as our Chief Financial Officer and Executive Vice President from 2002 to May 2008 and from May 2010 to June 30, 2013. Mr. Gjerdrum was Chief Financial Officer and Executive Vice President of SGI from June 2008 to April 2010. Previously, Mr. Gjerdrum held a variety of positions with two publicly traded telecommunications companies, the last of which was as Vice President of Finance, and worked in public accounting. Mr. Gjerdrum received a Bachelor of Science degree in accounting from Santa Clara University.
Cary Dickson was appointed as Chief Financial Officer on November 9, 2015. Mr. Dickson served in a variety of executive capacities for Mattel Toys from 2002 to 2014, including as Vice President of Finance from 2011 to 2014, and as Chief Financial Officer of Mattel Foundation from 2005 to 2014. Mr. Dickson also served as Vice President of Corporate Responsibility Audit, VP of Internal Audit and Vice President of Tax for Mattel Toys from 2002 to 2011. Prior to Mattel, Mr. Dickson served as a Senior Vice President at Fox Family Worldwide, Inc., and held positions with The Walt Disney Company and PricewaterhouseCoopers. Mr. Dickson, a Certified Public Accountant, holds a Bachelor of Science degree in Marketing from Southern Illinois University and a Masters of Taxation degree from the University of Denver School of Law.

Carol Meltzer has served as our General Counsel, Secretary and Executive Vice President since March 2014, assuming those offices at the time of the spinoff. She served as General Counsel, Secretary and Executive Vice President of SGI and its predecessor companies since 2006, and served in a variety of legal capacities for SGI since 1996. Ms. Meltzer previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP. Ms. Meltzer received B.A. and J.D. degrees from the University of Michigan, Ann Arbor. Ms. Meltzer also serves as General Counsel and Executive Vice President of SGI and serves as a director of SGI.
❖ ❖ ❖ ❖ ❖ ❖ ❖
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES DESCRIBED ABOVE.
❖ ❖ ❖ ❖ ❖ ❖ ❖

PROPOSAL NO. 2 - PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
We are providing stockholders with the opportunity to cast an advisory vote on the fiscal year 2017 compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, including in the compensation tables, the section entitled “Narrative Discussion of Executive Compensation,” and other executive compensation disclosures.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders approve the fiscal year 2017 compensation of A-Mark’s executive officers named in the Summary Compensation Table, as disclosed in A-Mark’s Proxy Statement dated October 6, 2017, including the compensation tables, the section entitled “Narrative Discussion of Executive Compensation” and other executive compensation disclosures.
Please refer to the sections of this Proxy Statement referenced above for a detailed discussion of our executive compensation practices and the fiscal 2017 compensation of our NEOs.
Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining an experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders.  We believe that our fiscal year 2017 compensation of our executive officers met the objectives of our program and helped to promote our long-term business success.
In making the decision to approve fiscal year 2017 compensation, stockholders are urged to consider the following:

•
A-Mark earned fiscal 2017 GAAP net income before provision for income taxes of $10.785 million, a decrease from fiscal 2016. This level of pre-tax income exceeded the threshold level specified for the CEO and President, resulting in the earning of a below-target payout for the portion of their annual incentive awards based on pre-tax profits. For the portion of the annual incentive based on achievement of other goals unrelated to pre-tax profits, the CEO and President each reached or exceeded the performance objective for all but one of their respective goals.

•	The resulting payouts to the CEO and President were below the target levels.

•
The only equity award granted to the CEO for fiscal 2017 was a stock option grant in lieu of a portion of the cash annual incentive payout. The President was granted a stock option in connection with his entry into a renewed employment agreement. He also was granted a stock option in lieu of a portion of the cash annual incentive payout.

•	Management has achieved a one-year total stockholder return of 3.2% and three-year total stockholder return of 52.6% (15.1% annualized).
The Board and the Compensation Committee believe that the level of compensation of our NEOs for fiscal year 2017 was aligned with our overall results and was appropriate in light of the efforts and accomplishments of management. In particular, the performance-based annual incentives paid to our CEO and COO were based predominantly on the level of A-Mark's profitability. In the case of the other NEOs, a discretionary bonus for fiscal year 2017 was paid based on the Compensation Committee's assessment of their contribution to our fiscal year 2017 results; such bonuses and the equity awards to the other NEOs were at reasonable levels in relation to A-Mark's fiscal 2017 performance.
     As an advisory vote, this proposal is not binding upon A-Mark or the Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.  If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.
❖ ❖ ❖ ❖ ❖ ❖ ❖
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE FISCAL 2017 COMPENSATION OF THE NEOs AS DISCLOSED IN THIS PROXY STATEMENT
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PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Grant Thornton LLP (“GT LLP”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2018.
Stockholder ratification of the selection of GT LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of GT LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
A representative of GT LLP will be available by telephone at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.
This proposal requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting (or represented by proxy) and voting on the matter.
❖ ❖ ❖ ❖ ❖ ❖ ❖
THE BOARD OF DIRECTORS CONSIDERS THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018 TO BE IN THE BEST INTERESTS OF A-MARK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF GRANT THORNTON LLP AT THE MEETING.
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PROPOSAL 4 – APPROVAL OF AMENDED AND RESTATED
2014 STOCK AWARD AND INCENTIVE PLAN
Introduction

At the 2017 Annual Meeting of Stockholders, we will ask stockholders to approve the amended and restated 2014 Stock Award and Incentive Plan (the "2014 Plan"). On September 26, 2017, the Board of Directors approved the amended and restated 2014 Plan, subject to approval by our stockholders.
The changes to the existing 2014 Plan being made under this Proposal would (i) increase the available shares authorized for issuance under the 2014 Plan by 525,000 shares (see “Increase in Share Reserve” below), (ii) extend the term of the 2014 Plan until 2027, an additional five years, and (iii) eliminate provisions that add back to the share reserve shares surrendered or withheld to pay the exercise price of an option or withheld to cover tax withholding obligations for any type of award, and shares as to which a stock appreciation right is exercised that exceed the number of shares actually delivered. In addition, stockholder approval of the amended and restated 2014 Plan will constitute reapproval of the material terms of the Plan’s performance goals and related terms for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is intended to preserve the ability of A-Mark to claim tax deductions for compensation to certain executive officers under the 2014 Plan.
The 2014 Plan previously was approved by stockholders at our Annual Meeting of Stockholders held on February 6, 2015.
The Board and its Compensation Committee (the “Committee”) seek approval of this Proposal so that the 2014 Plan can continue to help us:

•	Attract, retain, motivate and reward officers, employees, directors, consultants and advisors to A-Mark and its subsidiaries and affiliates.

•	Provide equitable and competitive compensation opportunities.

•
Authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk, and in forms that can qualify for full tax deductibility by A-Mark.

•	Promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.
The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of A-Mark. Therefore, they view the 2014 Plan as a key element of our overall compensation program.
Increase in Share Reserve
The following table shows the aggregate number of shares subject to outstanding equity awards under the 2014 Plan and other equity award plans as of September 20, 2017, together with the shares that currently remain available for future awards and the shares that would be added if the proposed amended and restated 2014 Plan is approved by stockholders. All currently outstanding equity awards are stock options. At September 20, 2017, 79,345 shares remained available for future awards. If approved by stockholders, the amended and restated 2014 Plan would add 525,000 shares to the current share reserve under the 2014 Plan, effective upon stockholder approval of this Proposal. We expect that, with the additional shares (approximately 7.5% of the number of shares currently outstanding), the Amended and Restated 2014 Plan will serve A-Mark's needs until fiscal 2021. In addition to the 2014 Plan, at September 20, 2017 we had 230,127 shares subject to outstanding stock options granted at the time of A-Mark’s spinoff from Spectrum Group International, Inc. (“SGI”) in March, 2014, as replacement awards for certain SGI equity awards we assumed in the Spinoff. No further equity awards will be granted under the assumed SGI equity award plans. We refer to the shares subject to outstanding equity awards plus those available for future equity awards as “overhang”:

Shares subject to outstanding awards (1) (2)	825,782
Shares currently remaining available for future awards (2)	79,345
Shares to be added for future awards if Proposal 4 is approved (3)	525,000
Total share “overhang” (4)	1,430,127
Percentage of outstanding shares (diluted) (5)	16.9%

_________________________________
(1)
All of these outstanding equity awards are stock options, of which approximately 45% are vested and exercisable. The weighted average exercise price of the outstanding options is $17.85 and the weighted average remaining term of the outstanding options is 7.76 years.

(2)
The Committee has tentatively approved the grant of 31,000 stock options on October 2, 2017 to 44 employees (none of these options would be granted to the CEO or President; 7,000 would be granted to two other executive officers). These potential awards are not included as outstanding awards in this table. If granted, they would increase the outstanding awards and decrease the 79,345 shares that currently remain available for future awards.

(3)	The shares to be added to the 2014 Plan would be available for stock options, restricted stock units and all other types of awards under the 2014 Plan.

(4)	The “overhang” number represents the full number of shares that potentially would be deliverable under currently outstanding awards and future awards if this Proposal is approved by stockholders.

(5)
Outstanding shares - the denominator in this calculation - include all common stock outstanding at September 20, 2017 plus the potential dilution from issuance of shares reserved for outstanding awards and shares that would be available for future awards if this Proposal is approved by stockholders.

Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding stock options and other equity awards as of the end of the last fiscal year (at June 30, 2017) is presented above under the caption “Equity Compensation Plan Information.”
Extension of the Term of the 2014 Plan
The amended and restated 2014 Plan would extend the term during which awards can be granted until November 2, 2027. Currently the 2014 Plan’s authorization for grants of awards would expire on December 13, 2022.
Elimination of Certain Share “Recaptures”
The amended and restated 2014 Plan would eliminate Plan provisions that add back to the share reserve any shares surrendered to pay the exercise price of a stock option or withheld to cover tax withholding obligations relating to any award, as well as shares subject to a stock appreciation right that exceed the number of shares actually delivered upon exercise of the stock appreciation right. This would alter current 2014 Plan terms that (i) provide for shares to become available again for awards (i.e., be “recaptured”) if they are withheld or separately surrendered to pay the exercise price of a stock option or to satisfy tax withholding obligations relating to any type of award and (ii) provide that, upon exercise of a stock appreciation right, only the actual shares delivered count against the reserve.
Section 162(m) Performance Goals
Stockholder approval of the amended and restated 2014 Plan will constitute reapproval of the material terms of performance goals under the 2014 Plan. We are seeking reapproval of the material terms of the performance goals to preserve our ability to grant annual and long-term incentive awards that (if all other conditions are met) can qualify under Code Section 162(m) so that A-Mark will not be limited in its ability to claim tax deductions for such compensation under the 2014 Plan.
Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1.0 million in a given year paid to the chief executive officer and certain other highly compensated executive officers (in the case of A-Mark, going forward these likely will be up to three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer; however, in years A-Mark qualifies as a "smaller reporting company" under SEC rules, these would be up to two other most highly compensated executive officers serving on the last day of the fiscal year, including the chief financial officer). “Performance-based” compensation that meets certain requirements is not counted against the $1.0 million deductibility cap, and therefore remains fully deductible. One of these requirements is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders at least once every five years. For purposes of Section 162(m) of the Code, the material terms of the performance goals are the business criteria on which Section 162(m) qualifying performance goals are based, the per-person limitations on compensation under the plan and the eligibility terms of the plan. The business criteria that may be used for setting Section 162(m)-qualifying performance goals are described below under the caption "Performance-based Awards." Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for a period of approximately five years under Section 162(m). (Stockholder approval of the performance goal inherent in stock options and stock appreciation rights (increases in the market price of stock) is not subject to a time limit under Section 162(m).) In addition, stockholder approval of the amended and restated 2014 Plan will be deemed to include approval of the eligibility terms and the per-person limits on awards intended to qualify as performance-based compensation under Section 162(m).
Overview of 2014 Plan Awards
The 2014 Plan authorizes a broad range of awards, including:

•	stock options;

•	stock appreciation rights ("SARs");

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•
deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”);

•	other awards based on Common Stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable as a bonus or in lieu of rights to cash compensation.
Restriction on Repricing, Loans and Reload Options
The 2014 Plan includes a restriction providing that, without stockholder approval, we will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a "repricing." For this purpose, a "repricing" is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a "repricing."
The 2014 Plan prohibits loans to participants and options with terms providing for an automatic “reload” grant.
Description of the 2014 Plan
The following is a brief description of the other material features of the amended and restated 2014 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed amended and restated 2014 Plan, a copy of which is available on our website, at www.amark.com.
Shares Available under the 2014 Plan. Under the amended and restated 2014 Plan, a total of 1,200,000 shares would be reserved for future delivery to participants. As approved by stockholders in 2015, the 2014 Plan reserved 625,000 shares, of which 10,000 have been delivered. In 2017, the Board reserved an addition 60,000 shares for “inducement awards” – awards that are used to induce a prospective employee to join A-Mark; an inducement award, in the form of a stock option to purchase 60,000 shares, was granted in August 2017. Under the 2014 Plan, shares used for awards assumed in an acquisition do not count against the shares reserved under the Plan. Shares reserved under the 2014 Plan may be used for any type of award.
As discussed in greater detail above (see “Elimination of Certain Share 'Recaptures'”), shares will remain available for new awards if an award expires, is forfeited, or is settled in cash or if shares that had been issued as restricted stock are forfeited. Upon exercise of an option or an SAR, the gross number of shares as to which the award is exercised will be deemed to have been delivered under the 2014 Plan, and shares withheld to cover tax obligations will not be recaptured. Under the 2014 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2014 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2014 Plan. Shares delivered under the 2014 Plan may be either newly issued or treasury shares.
On September 20, 2017, the last reported sale price of A-Mark's common stock in the Nasdaq Global Select Market was $16.41 per share.
Per-Person Award Limitations. The 2014 Plan includes limitations on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m). The per-person limitations are not being changed in the amended and restated 2014 Plan. Under the annual per-person limitation on equity awards, no participant may in any year be granted share-denominated awards under the 2014 Plan relating to more than his or her "Annual Limit." The Annual Limit equals 250,000 shares plus the amount of the participant's unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated Awards, the 2014 Plan limits performance awards, including any annual incentive award that may be earned by a participant, to the participant's defined Annual Limit, which for this purpose equals the greater of 20% of the Company’s GAAP pre-tax income for that fiscal year or $4 million plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa.
In the case of a non-employee director of the Company, additional limits apply such that the maximum grant-date fair value of share-denominated awards granted in any fiscal year will be $300,000, except that this limit for a non-employee Chairman of the Board will be $600,000.
All of these limits apply only to awards under the 2014 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2014 Plan.
Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as "performance-based" generally must conform to requirements imposed by Section 162(m).
Eligibility. Executive officers and other employees of A-Mark and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to us, are eligible to be granted awards under the 2014 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. As of September 20, 2017, approximately 225 employees and non-employee directors were potentially eligible for awards under the 2014 Plan. The eligibility terms of the amended and restated 2014 Plan will be the same in as the existing Plan.
Administration. The Committee administers the 2014 Plan, except that the Board may itself act to administer the Plan. References to the "Committee" here mean the Committee or the full Board exercising authority with respect to a given award. The 2014 Plan provides that the composition and governance of the Committee shall be established in the Committee's charter adopted by the Board. Subject to the terms and conditions of the 2014 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2014 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2014 Plan. Although the 2014 Plan contains no automatic or default terms that accelerate vesting of awards upon a change in control, the Committee has authority to provide for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control.  Under the 2014 Plan, the Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level.
Nothing in the 2014 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2014 Plan. The 2014 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2014 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination or interpretation taken or made in good faith under the Plan.
Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated "base price." The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.
Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of A-Mark, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.
Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of "restricted stock units." The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee, as further described below.
Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2014 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.
Performance-based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	pre-tax income, net income or net income per common share (basic or diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	operating margin or profit margin;

•	stockholder value creation measures, including stock price or total stockholder return;

•	dividend payout levels, including as a percentage of net income;

•	expense targets, working capital targets, or operating efficiency; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, litigation-related milestones, goals related to capital structure, goals related to relisting our common stock on a specified stock exchange or trading market, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, or in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before or after payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, or otherwise adjusted to give effect to specific financial events or measures. If the Committee has specified at least one performance goal that qualifies an award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not in the above list) as a basis for its exercise of negative discretion with respect to the award.
Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2014 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2014 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2014 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not include transfers to other third parties for value.
The 2014 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event that a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business and, in the case of performance-based compensation, for similar forfeitures if the attained level of performance was based on material inaccuracies in the financial or other information. Awards under the 2014 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2014 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property subject to the requirement that repricing of underwater options and SARs must be approved by stockholders. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.
Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. Dividend equivalents relating to a performance-based award will be earnable only upon the achievement of the performance goals applicable to the award.
Vesting, Forfeitures, and Related Award Terms. The Committee has discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.
Amendment and Termination of the 2014 Plan. The Board may amend, suspend, discontinue, or terminate the 2014 Plan or the Committee's authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under rules of any stock exchange or automated trading market on which our stock may then be listed or quoted.  Nasdaq Marketplace Rules applicable to A-Mark, as a condition to its listing on the Nasdaq Global Select Market, require stockholder approval of material modifications to plans such as the 2014 Plan.  Under these rules, however, stockholder approval will not necessarily be required for all amendments that might increase the cost of the 2014 Plan or broaden eligibility.
Unless earlier terminated, if this Proposal is approved by stockholders, the authority of the Committee to make grants under the amended and restated 2014 Plan will terminate November 2, 2027 (see “Extension of the Term of the 2014 Plan,” above), although this authority will be extended until ten years after any subsequent stockholder approval of the 2014 Plan. The 2014 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.
Federal Income Tax Implications of the 2014 Plan
We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2014 Plan.
Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or A-Mark. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.
Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Upon a disposition of ISO shares that the participant has held for the applicable holding periods (two years from the grant of the ISO and one year from the exercise), the participant will recognize no ordinary income. For all options, a participant's sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares. The tax "basis" normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise (or upon sale of the option shares in the case of an ISO). A participant's sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax "basis" in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.
We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant's capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.
Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.
On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.
Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.
As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2014 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant (as required by the 2014 Plan), performance awards to employees the Committee expects to be named executive officers at the time compensation is received and certain other awards that are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2014 Plan will be fully deductible under all circumstances. In addition, other awards under the 2014 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify as performance-based, so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, may not be deductible by A-Mark as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.
The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2014 Plan. This discussion is intended for the information of stockholders considering how to vote at the 2017 Annual Meeting and not as tax guidance to participants in the 2014 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement and other circumstances. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2014 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local or foreign tax laws.
New Plan Benefits Under the 2014 Plan
Awards under the amended and restated 2014 Plan will be granted in the discretion of the Committee, and therefore the type, number, recipients, and other terms of such awards generally cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation is presented in the “Summary Compensation Table,” “Outstanding Equity Awards at Fiscal Year-End - 2014,” and “Equity Compensation Plan Information Table,” and is discussed in text accompanying those tables, and further information is presented in our financial statements for the fiscal year ended June 30, 2017 (see, particularly, Note 16) included in the Annual Report on Form 10-K which is available together with this Proxy Statement.
If stockholders decline to approve the amended and restated 2014 Plan, the existing 2014 Plan will remain in effect according to its terms, without the increased share authorization and other changes discussed herein. In this regard, performance-based awards of the type that would have been granted as qualifying under Code Section 162(m) would not be granted after the end of the applicable stockholder approval period (projected to be in 2020), to the extent required under Section 162(m)’s stockholder approval rules.
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THE BOARD OF DIRECTORS CONSIDERS THE AMENDED AND RESTATED 2014 PLAN TO BE IN THE BEST INTERESTS OF A-MARK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTED 2014 PLAN AT THE ANNUAL MEETING.
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OTHER INFORMATION
Although it has entered into no formal agreements to do so, A-Mark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by A-Mark. Proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission, or special letter by directors, officers and regular employees of A-Mark without additional compensation.
A copy of A-Mark’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules) will be furnished without charge to a stockholder upon written request to: Carol Meltzer, Corporate Secretary,2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.
It is important that your stock be represented at the Annual Meeting whether or not you expect to attend. The Board of Directors urges you to complete, date, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope or follow the instructions for internet voting in this proxy statement.
Your cooperation as a stockholder, regardless of the number of shares of stock you own, will reduce the expenses incident to a follow-up solicitation of proxies.
If you have any questions about voting your shares, please telephone A-Mark at (310) 587-1477.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary

El Segundo, California
October 6, 2017

STOCKHOLDER PROPOSALS
Stockholder proposals intended to be presented at next year’s annual meeting of stockholders and included in A-Mark’s proxy materials for that meeting must be received by A-Mark, addressed to the attention of A-Mark’s corporate secretary, at its offices at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, no later than June 8, 2018 (120 days prior to the first anniversary of the availability of this proxy statement), in order to be included in A-Mark’s proxy statement and proxy card relating to that meeting. Such proposal must comply with all other applicable legal requirements in order to be included in the proxy materials for that meeting. In addition, a stockholder who intends to present an item of business at the 2018 Annual Meeting of Stockholders, other than a proposal submitted for inclusion in A-Mark’s proxy materials, must provide notice of such business to the Company on or before June 8, 2018 and must comply with all applicable requirements of the Company’s By-Laws.

OTHER BUSINESS
The Board of Directors has, at the date of this proxy statement, received no notice and otherwise is not aware of any other matter that is to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy card to vote proxies in accordance with their judgment on such matters.

A-MARK PRECIOUS METALS, INC.
PROXY

For the Annual Meeting of Stockholders To Be Held on November 2, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on November 2, 2017: The proxy materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at annualreport2017.amark.com.
The undersigned stockholder of A-Mark Precious Metals, Inc. ("A-Mark") hereby appoints Gregory N. Roberts and Carol Meltzer, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of A-Mark common stock held of record (on September 20, 2017) by the undersigned, at A-Mark's 2017 Annual Meeting of Stockholders and/or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, dated October 6, 2017, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSAL 2, 3 AND 4.

1. Election of Eight Directors:		FOR ALL	WITHHOLD FOR ALL	* FOR ALL EXCEPT

Director Nominees:	01 Joel Anderson 02 Jeffrey D. Benjamin 03 Ellis Landau 04 Beverley Lepine 05 William Montgomery 06 John U. Moorhead 07 Jess M. Ravich 08 Gregory N. Roberts	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the name of the nominee(s) in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Advisory vote on executive compensation.	☐	☐	☐

3.	Ratification of Grant Thornton LLP as independent registered public accounting firm for fiscal 2018.	☐	☐	☐

4.	Vote to approve the Amended and Restated 2014 Stock Award and Incentive Plan.	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting.

	Mark Here for Address Change or Comments	☐
	Mark Here if You Plan To Attend the Meeting	☐

Signature	Date	Signature	Date

NOTE: Please sign exactly as your name or names appear on your stock certificates or the account in which you hold shares. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.